Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	CONTACT: Investors:	Ann Taylor
(404) 676-5383

	Media:	Dana Bolden
(404) 676-2683

THE COCA-COLA COMPANY REPORTS

FIRST QUARTER 2008 RESULTS

•                  First quarter EPS increased 19 percent to $0.64; increased 20 percent to $0.67 after considering items impacting comparability.

•                  Worldwide unit case volume up 6 percent for the first quarter and International unit case volume up 7 percent.

•                  Solid growth with sparkling beverage unit case volume up 3 percent, led by 5 percent growth in International, and still beverage unit case volume up 17 percent.

•                  Strong cash generation with cash from operations increasing 18 percent.

ATLANTA, Apr. 16, 2008 — The Coca-Cola Company today reported first quarter earnings per share of $0.64, an increase of 19 percent versus the prior year on a reported basis, and $0.67 after considering items impacting comparability, an increase of 20 percent.  Earnings per share for the quarter included a net charge of $0.03 per share primarily related to restructuring charges and asset write-downs.  Earnings per share for the first quarter of 2007 were $0.54, which included a net charge of $0.02 per share primarily related to an asset write-off in the Philippines bottler, partially offset by gains on the sales of the equity interest in a Brazilian bottler and real estate in Spain.

- more -

“We have begun 2008 successfully, with another solid quarter consistent with our overriding objective of creating long-term sustainable growth,” said Chairman and Chief Executive Officer Neville Isdell.  “Our system’s success in executing our strategies – from marketing and beverage innovation to effective execution at the point of sale – continues to drive our growth.  Importantly, our growth was again balanced, proving our ability to manage our portfolio of brands and geographies over time to deliver results.  As Muhtar assumes executive leadership of our Company, I am confident that the strategies and programs that we together have put in place will continue to deliver long-term sustainable growth and value to our shareowners.”

President and Chief Operating Officer Muhtar Kent said, “Our performance in the first quarter further builds on our success in 2007 in every respect.  Our international business once again led the way, with both sparkling and still beverages contributing to our results.  We do recognize there is still much more work to be done, especially in our flagship North America market with its challenging economic environment.

“I remain optimistic about the progress we are making and committed to continued improvement in the execution of our strategies.  Even in the face of a difficult macroeconomic climate, I believe that by continuing to collaborate with our bottling partners and maintaining an unrelenting focus on integrated consumer marketing and commercial and franchise leadership, we will achieve another successful year for The Coca-Cola Company.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•                  First quarter net operating revenues increased 21 percent.  Revenue growth reflected a 5 percent increase in concentrate sales, a 5 percent increase from structural changes primarily related to bottler acquisitions, a 9 percent currency benefit and a 2 percent favorable impact from pricing and mix.

•                  Operating income in the quarter increased 15 percent on a reported basis and increased 19 percent after considering items impacting comparability.  Items impacting comparability negatively affected first quarter operating income by $78 million in 2008 and by $10 million in 2007.  Currency benefited ongoing operating income in the quarter by 11 percent.

•                  Cash from operations was $1.1 billion for the quarter, an 18 percent increase versus the prior year.

•                  The Company repurchased $309 million of its stock in the quarter and expects to repurchase $1.5 to $2.0 billion of its stock for the full year.

•                  In February, the Company approved its 46th consecutive annual dividend increase, raising the quarterly dividend 12 percent over 2007.

Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales.)

Total Company

•                  Unit case volume increased 6 percent in the quarter, cycling 6 percent growth in the prior year quarter.  Acquisitions contributed 2 points of unit case volume growth.

•                  International operations delivered 7 percent unit case volume growth in the quarter, successfully cycling 9 percent growth in the prior year.  Double-digit unit case volume growth in key emerging markets, including China, India, Brazil, Turkey, Russia, Eastern Europe and the Philippines continued to drive the results.  Latin America continued to deliver strong unit case volume growth of 9 percent in the quarter.  European Union achieved unit case volume growth of 3 percent in the quarter, successfully cycling double-digit growth in the prior year quarter.  Japan continued to show signs of stabilization delivering its sixth consecutive quarter of growth.  North America unit case volume was even reflecting the challenges in the U.S. economy.

•                  The Company continued to deliver solid growth in sparkling beverages, which increased unit case volume 3 percent in the quarter, led by 5 percent growth in International.  Key brands drove the results with Trademark Coca-Cola growing unit case volume 2 percent in the quarter.  Trademarks Fanta and Sprite increased unit case volume by 2 percent and 6 percent in the quarter, respectively.

•                  Still beverage unit case volume increased 17 percent in the quarter, led by strong growth across the Company’s still brand portfolio including juice and juice drink brands, tea brands and water brands.

•                  For the quarter, the Company gained global volume and value share in nonalcoholic ready-to-drink beverages, as well as in both sparkling and still categories.

Africa

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	(1%)
Net Revenues	1%
Operating Income	13%

•                  The Africa Group unit case volume decreased 1 percent in the quarter, cycling 17 percent growth in the prior year quarter, reflecting volume declines in South Africa and Nigeria, offset by solid growth in East and Central Africa and North and West Africa.  Net revenues for the quarter increased 1 percent, reflecting a 3 percent increase in concentrate sales with positive pricing and a low single-digit currency benefit, partially offset by unfavorable country mix.  Operating income growth of 13 percent reflected the increase in net revenues and favorable business mix while continuing to invest in key marketing initiatives.

•                  In the quarter, South Africa’s unit case volume declined 9 percent, cycling 29 percent growth in the prior year quarter, driven by supply chain issues resulting from carbon dioxide shortages in the current quarter and the cycling of strong growth in the prior year quarter, primarily related to the replenishment of trade inventory levels due to carbon dioxide shortages in late 2006. Nigeria’s unit case volume declined 1 percent in the quarter, cycling 18 percent growth in the prior year quarter, with Trademark Coca-Cola up low single digits.

Eurasia

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	13%
Net Revenues	49%
Operating Income	67%

•                  The Eurasia Group’s unit case volume increased 13 percent in the quarter, cycling 16 percent growth in the prior year quarter.  Double-digit unit case volume growth in key markets including India, Turkey, Russia and Eastern Europe drove the strong performance.  Net revenues for the quarter increased 49 percent, reflecting a 14 percent increase in concentrate sales with positive pricing and mix, including growth in finished products businesses, and a mid teens currency benefit.  Operating income increased 67 percent reflecting the net revenue increase while continuing to invest in key marketing initiatives.

•                  In India, unit case volume increased 13 percent in the quarter.  Double-digit unit case volume growth in Trademark Coca-Cola and still beverages in the quarter led to continued share gains in both sparkling and still beverage categories.

European Union

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	3%
Net Revenues	17%
Operating Income	14%

•                  Unit case volume in the European Union Group increased 3 percent in the quarter, successfully cycling 11 percent growth in the prior year quarter.  Net revenues for the quarter increased 17 percent, reflecting a 2 percent increase in concentrate sales, positive pricing and mix and a low teens currency benefit.  Operating income increased 14 percent primarily reflecting the higher net revenues while continuing to invest behind key marketing initiatives across the group.

•                  The results for the quarter reflected continued balanced growth across the portfolio, achieving 2 percent unit case volume growth in sparkling beverages and double-digit growth in still beverages.  Unit case volume growth was also broad-based across the countries, with all key countries reflecting growth.  Great Britain unit case volume increased mid single digits, achieving its second consecutive quarter of growth.  Germany unit case volume increased 2 percent in the quarter, successfully cycling 11 percent growth in the prior year quarter.

Latin America

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	9%
Net Revenues	25%
Operating Income	22%

•                  The Latin America Group continued to deliver strong unit case volume growth of 9 percent in the quarter, successfully cycling 7 percent growth in the prior year quarter.  Solid unit case volume growth across all key markets, a 5 percent increase in Trademark Coca-Cola and the benefit of acquisitions drove the results for the quarter.  Net revenues increased 25 percent, reflecting a 5 percent increase in concentrate sales, positive pricing and mix and a low double-digit currency benefit.  Operating income increased 22 percent reflecting the net revenue increase while continuing to invest in key marketing initiatives.

•                  In Mexico, unit case volume increased 11 percent in the quarter.  The growth was led by brand Coca-Cola, which increased unit case volume 6 percent and the successful integration of Jugos del Valle, contributing 4 points of growth.  Strong performance in sparkling and still beverages led to category share gains.

•                  In Brazil, unit case volume growth for the quarter was 11 percent.  Solid growth in Trademark Coca-Cola drove the results and led to sparkling beverage share gains for the quarter.

•                  In Argentina, strong sparkling beverage growth, led by Trademark Coca-Cola, contributed to unit case volume growth of 5 percent in the quarter, successfully cycling 13 percent growth in the prior year quarter and driving sparkling share gains.

North America

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	Even
Net Revenues	13%
Operating Income	(7%)

•                  Unit case volume in the North America Group was even in the quarter, reflecting a difficult U.S. economic environment.  Retail unit case volume increased 2 percent, including a benefit from acquisitions, and Foodservice and Hospitality declined 4 percent, reflecting the challenging foodservice industry environment.  Net revenues for the quarter increased 13 percent, reflecting a 2 percent increase in concentrate sales, positive pricing, mix of finished goods businesses and an increase from acquisitions. Operating income decreased 7 percent reflecting the growth in net revenues, including the benefit of acquisitions, offset by higher input costs in the finished goods businesses, unfavorable mix and continued investment in key business initiatives.

•                  Sparkling beverage unit case volume declined 3 percent in the quarter, primarily reflecting the decline in Foodservice and other on-premise businesses.  The continued successful execution of the three-cola strategy resulted in Coca-Cola Classic, Diet Coke and Coca-Cola Zero each gaining share and contributed to core sparkling category share gains in the U.S.  Coca-Cola Zero continued to deliver strong performance, increasing unit case volume more than 40 percent for the quarter, cycling strong double-digit growth in the prior year quarter.  The Company’s portfolio of energy drinks also delivered double-digit growth in the quarter.

•                  Still beverage unit case volume increased 10 percent in the quarter, reflecting the continued strong performance of glaceau and Fuze as well as mid single-digit growth in warehouse-delivered chilled juices.  Warehouse-delivered chilled juices gained category volume and value share in the quarter, reflecting double-digit growth in Trademark Simply and the expansion of Minute Maid Enhanced Juices.  Fuze and glaceau unit case volume continued to increase ahead of expectations, reflecting increased availability and velocity through the hybrid distribution model.

Pacific

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	10%
Net Revenues	7%
Operating Income	4%

•                  The Pacific Group increased unit case volume 10 percent in the quarter.  Net revenues increased 7 percent, reflecting an 8 percent increase in concentrate sales positive pricing and a low double-digit favorable currency impact, partially offset by unfavorable country mix.  Operating income increased 4 percent reflecting the increase in net revenues while investing in key business initiatives, including the Olympics activation.

•                  In Japan, unit case volume reflected slight positive growth in the quarter, the sixth consecutive quarter of growth, successfully cycling 3 percent growth in the prior year quarter.  Trademark Coca-Cola continued to deliver double-digit unit case volume growth driven by the success of Coca-Cola Zero and the execution of the three-cola strategy.  Georgia Coffee unit case volume increased 1 percent in the quarter, achieving its second consecutive quarter of growth.  Mid single-digit unit case volume declines in Sokenbicha and Aquarius reflected unfavorable weather early in the quarter.

•                  In China, even with the disruption from the heavy snows during Chinese New Year, unit case volume increased 20 percent in the quarter led by double-digit growth in Trademark Coca-Cola, Trademark Sprite and Minute Maid.  The strong performance across the brands resulted in share gains in both sparkling and still beverages.

•                  In the Philippines, unit case volume increased 21 percent in the quarter, cycling a 12 percent decline in the prior year quarter, with both sparkling and still beverages increasing unit case volume double digits.  Double-digit growth in Trademark Coca-Cola led to sparkling share gains.

Bottling Investments

Percent Change
From Prior Year
First
Quarter
Unit Case Volume	40%
Net Revenues	43%
Operating Income	n/a

•                  The Bottling Investments Group’s unit case volume increased 40 percent in the quarter, reflecting acquisitions of certain bottlers in the prior year and unit case volume growth across the group.  Net revenues increased 43 percent due to the unit case volume increase, acquisitions, favorable product pricing and mix offsetting unfavorable country mix, and mid teens positive currency benefits.  The operating income increase reflects the continued focus on investing to drive revenue growth while delivering efficiency and commodity procurement benefits through the supply chain.

Financial Review

Operating Results

Net operating revenues in the quarter increased 21 percent, driven by a 5 percent increase in concentrate sales, a 5 percent increase from structural changes primarily related to bottler acquisitions, a 9 percent currency benefit and a 2 percent favorable impact from pricing and mix.

Cost of goods sold increased 22 percent in the quarter, reflecting a 5 percent increase in concentrate sales, a 9 percent increase from currency and an 8 percent increase from structural changes primarily related to bottler acquisitions.

Selling, general and administrative expenses increased 21 percent in the quarter, with structural changes primarily related to bottler acquisitions, increased costs from brand acquisitions and currency increasing selling, general and administrative expenses by 17 percent.  The Company continued to increase marketing expenses to support brand growth while effectively managing general and administrative expenses through productivity initiatives.

Operating income increased 15 percent for the quarter, reflecting the revenue growth, partially offset by the investments in marketing and increased sales and service expenses in the bottling operations while effectively managing general and administrative expenses.  After considering items impacting comparability, operating income increased 19 percent in the quarter.  Currency benefited ongoing operating income by 11 percent in the quarter.  Based on current expectations of market rates for the remainder of the year and benefits of hedging coverage in place, the Company currently expects a favorable currency impact on 2008 operating income in the mid single-digit range.  Given the greater than expected currency benefit, the Company is evaluating whether there might be opportunities to reinvest a portion of the currency benefit in marketing programs and productivity initiatives to drive long-term sustainable growth.

The Company had other operating charges in the quarter of $78 million related to restructuring charges and asset write-downs.

Effective Tax Rate

The reported effective tax rate for the quarter was 23.0 percent and the underlying effective tax rate on operations for the quarter was 22.0 percent.  The variance between the reported rate and the underlying rate was primarily due to the tax impact of various separately disclosed items impacting comparability.

The Company anticipates that its underlying effective tax rate on operations for the full year 2008 will be 22.0 percent.  The Company’s estimated underlying effective tax rate does not reflect the impact of discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results

In 2007, the first quarter results included a net charge of $0.02 per share primarily related to an asset write-off in the Philippines bottler, partially offset by gains on the sales of the equity interest in a Brazilian bottler and real estate in Spain.

Conference Call

The Company will host a conference call with investors and analysts to discuss the first quarter results today at 8:30 a.m. (EDT).  The Company invites investors to listen to the live audiocast of the conference call at the Company’s website, www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on the Company’s Web site.  Further, the “Investors” section of the Company’s Web site includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

 (UNAUDITED)

(In millions except per share data)

	Three Months Ended
	March 28, 2008	March 30, 2007	% Change
Net Operating Revenues	$7,379	$6,103	21
Cost of goods sold	2,624	2,145	22
Gross Profit	4,755	3,958	20
Selling, general and administrative expenses	2,803	2,325	21
Other operating charges	78	6	—
Operating Income	1,874	1,627	15
Interest income	65	37	76
Interest expense	117	71	65
Equity income (loss) – net	137	20	585
Other income (loss) – net	(11)	116	—
Income Before Income Taxes	1,948	1,729	13
Income taxes	448	467	(4)
Net Income	$1,500	$1,262	19

Diluted Net Income Per Share*	$0.64	$0.54	19
Average Shares Outstanding - Diluted*	2,351	2,321

*                 For the three months ended March 28, 2008 and March 30, 2007, “Basic Net Income Per Share” was $0.65 and $0.55, respectively, based on “Average Shares Outstanding - Basic” of 2,322 and 2,314, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	March 28, 2008	December 31, 2007
Assets
Current Assets
Cash and cash equivalents	$6,199	$4,093
Marketable securities	221	215
Trade accounts receivable, less allowances of $68 and $56, respectively	3,500	3,317
Inventories	2,447	2,220
Prepaid expenses and other assets	2,521	2,260
Total Current Assets	14,888	12,105

Investments
Equity method investments	7,573	7,289
Cost method investments, principally bottling companies	549	488
Total Investments	8,122	7,777

Other Assets	2,702	2,675
Property, Plant and Equipment - net	8,675	8,493
Trademarks With Indefinite Lives	5,323	5,153
Goodwill	4,334	4,256
Other Intangible Assets	2,960	2,810
Total Assets	$47,004	$43,269

Liabilities and Shareowners’ Equity
Current Liabilities
Accounts payable and accrued expenses	$7,805	$6,915
Loans and notes payable	7,285	5,919
Current maturities of long-term debt	130	133
Accrued income taxes	368	258
Total Current Liabilities	15,588	13,225

Long-Term Debt	3,259	3,277
Other Liabilities	3,287	3,133
Deferred Income Taxes	1,838	1,890
Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,519 shares and 3,519 shares, respectively	880	880
Capital surplus	7,662	7,378
Reinvested earnings	36,843	36,235
Accumulated other comprehensive income (loss)	1,199	626
Treasury stock, at cost - 1,199 shares and 1,201 shares, respectively	(23,552)	(23,375)
Total Shareowners’ Equity	23,032	21,744
Total Liabilities and Shareowners’ Equity	$47,004	$43,269

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Three Months Ended
	March 28, 2008	March 30, 2007
Operating Activities
Net income	$1,500	$1,262
Depreciation and amortization	307	241
Stock-based compensation expense	75	76
Deferred income taxes	(8)	(95)
Equity income or loss, net of dividends	(122)	(1)
Foreign currency adjustments	(18)	(2)
Gains on sales of assets, including bottling interests	(8)	(138)
Other operating charges	78	6
Other items	11	44
Net change in operating assets and liabilities	(695)	(444)
Net cash provided by operating activities	1,120	949

Investing Activities
Acquisitions and investments, principally beverage and bottling companies and trademarks	(238)	(767)
Purchases of other investments	(42)	(9)
Proceeds from disposals of other investments	97	246
Purchases of property, plant and equipment	(386)	(350)
Proceeds from disposals of property, plant and equipment	14	89
Other investing activities	(2)	(4)
Net cash used in investing activities	(557)	(795)

Financing Activities
Issuances of debt	3,204	2,920
Payments of debt	(1,825)	(1,288)
Issuances of stock	316	93
Purchases of stock for treasury	(254)	(718)
Net cash provided by financing activities	1,441	1,007

Effect of Exchange Rate Changes on Cash and Cash Equivalents	102	31

Cash and Cash Equivalents
Net increase during the period	2,106	1,192
Balance at beginning of period	4,093	2,440
Balance at end of period	$6,199	$3,632

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	March 28, 2008 (1)	March 30, 2007 (4)	% Fav. / (Unfav.)	March 28, 2008 (2)	March 30, 2007 (5)	% Fav. / (Unfav.)	March 28, 2008 (2), (3)	March 30, 2007 (5), (6)	% Fav. / (Unfav.)
Africa	$314	$310	1	$126	$112	13	$122	$108	13
Eurasia	326	219	49	145	87	67	143	90	59
European Union	1,275	1,090	17	691	604	14	700	614	14
Latin America	901	719	25	506	415	22	504	415	21
North America	1,898	1,681	13	324	347	(7)	325	348	(7)
Pacific	1,004	939	7	388	372	4	383	367	4
Bottling Investments	2,089	1,457	43	17	(2)	—	155	7	2,114
Corporate	28	14	100	(323)	(308)	(5)	(384)	(220)	(75)
Eliminations	(456)	(326)	—	—	—	—	—	—	—
Consolidated	$7,379	$6,103	21	$1,874	$1,627	15	$1,948	$1,729	13

(1)          Intersegment revenues for the three months ended March 28, 2008 were $12 million for Africa, $30 million for Eurasia, $230 million for European Union, $57 million for Latin America, $14 million for North America, $91 million for Pacific and $22 million for Bottling Investments.

(2)          Operating income (loss) and income (loss) before income taxes for the three months ended March 28, 2008 decreased by $76 million for Corporate and $2 million for North America primarily due to asset write-downs and restructuring costs.

(3)          Income (loss) before income taxes for the three months ended March 28, 2008 increased by $5 million for Bottling Investments primarily due to our proportionate share of one-time adjustments recorded by our equity method investees.

(4)          Intersegment revenues for the three months ended March 30, 2007 were $10 million for Africa, $24 million for Eurasia, $168 million for European Union, $38 million for Latin America, $16 million for North America, $50 million for Pacific and $20 million for Bottling Investments.

(5)          Operating income (loss) and income (loss) before income taxes for the three months ended March 30, 2007 decreased by $2 million for Africa, $6 million for Bottling Investments and $2 million for Corporate primarily due to asset write-offs and restructuring costs.

(6)          Income (loss) before income taxes for the three months ended March 30, 2007 decreased by $73 million for Bottling Investments primarily for our proportionate share of asset write-offs in the Philippines and increased by $137 million for Corporate primarily due to gains on the sale of real estate in Spain and the sale of the equity ownership in Vonpar, a bottler in Brazil.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended March 28, 2008
		Items Impacting Comparability					% Change -
					After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Certain Tax Matters (1)	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$7,379				$7,379	21	21	(2)
Cost of goods sold	2,624				2,624	22	23
Gross Profit	4,755				4,755	20	20
Selling, general and administrative expenses	2,803				2,803	21	21
Other operating charges	78	$(78)			—	—	—
Operating Income	1,874	78			1,952	15	19	(3)
Interest income	65				65	76	76
Interest expense	117				117	65	65
Equity income - net	137		$(5)		132	585	42
Other income (loss) - net	(11)				(11)	—	—
Income Before Income Taxes	1,948	78	(5)		2,021	13	21
Income taxes	448	13	(14)	$(2)	445	(4)	16
Net Income	$1,500	$65	$9	$2	$1,576	19	22
Diluted Net Income Per Share	$0.64	$0.03	$0.00	$0.00	$0.67	19	20
Average Shares Outstanding - Diluted	2,351	2,351	2,351	2,351	2,351

Gross Margin	64.4%				64.4%
Operating Margin	25.4%				26.5%
Effective Tax Rate	23.0%				22.0%

	Three Months Ended March 30, 2007
		Items Impacting Comparability
						After
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Assets	Certain Tax Matters (1)	Considering Items (Non-GAAP)
Net Operating Revenues	$6,103					$6,103
Cost of goods sold	2,145	$(4)				2,141
Gross Profit	3,958	4				3,962
Selling, general and administrative expenses	2,325					2,325
Other operating charges	6	(6)				—
Operating Income	1,627	10				1,637
Interest income	37					37
Interest expense	71					71
Equity income - net	20		$73			93
Other income (loss) - net	116			$(137)		(21)
Income Before Income Taxes	1,729	10	73	(137)		1,675
Income taxes	467	2	—	(73)	$(11)	385
Net Income	$1,262	$8	$73	$(64)	$11	$1,290
Diluted Net Income Per Share	$0.54	$0.00	$0.03	$(0.03)	$0.00	$0.56 (4)
Average Shares Outstanding - Diluted	2,321	2,321	2,321	2,321	2,321	2,321

Gross Margin	64.9%					64.9%
Operating Margin	26.7%					26.8%
Effective Tax Rate	27.0%					23.0%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)  Primarily related to changes in reserves related to certain tax matters.

(2)  Net operating revenues excluding structural changes:

	2008	2007	% Change
Reported net operating revenues	$7,379	$6,103	21%
Structural changes	(421)	(129)	—
Net operating revenues excluding structural changes	$6,958	$5,974	16%

(3)  Ongoing operating income for the three months ended March 28, 2008 includes a positive currency impact of approximately 11 percent.  Ongoing, currency neutral operating income growth is 8 percent.

(4)  Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 28, 2008 and March 30, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company.  Along with Coca-Cola, recognized as the world’s most valuable brand, the Company markets four of the world’s top five nonalcoholic sparkling brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.5 billion servings each day.  For more information about The Coca-Cola Company, please visit our Web site at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and increased consumer information; increased competition; our ability to expand our operations in emerging markets; foreign currency and interest rate fluctuations; our ability to maintain good relationships with our bottling partners; the financial condition of our bottlers; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages; increase in the cost of energy; increase in cost, disruption of supply or shortage of raw and packaging materials; changes in laws and regulations relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the U.S.; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial and market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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